Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT dated as of May 9, 2008 (the “Agreement”), by and among COSCO Capital Management LLC, a New York limited liability company (“CCM”), COSCO Capital Texas LP, a Texas limited partnership (“CTLP”), Private Energy Securities, Inc., a Connecticut corporation (“PESI” and together with CCM and CTLP sometimes hereinafter called a “Seller” and collectively the “Sellers”), Cameron O. Smith (“Smith”), William E. Weidner (“Weidner”), Lane W. McKay (“McKay”) and T. Prescott Kessey (“Kessey”), on the one hand, and Rodman & Renshaw Capital Group, Inc., a Delaware corporation (“Rodman”) and Rodman & Renshaw, LLC, a Delaware limited liability company (“RRLLC”), on the other hand. Capitalized terms used herein and not otherwise defined shall have the respective meaning assigned to such terms in Exhibit A annexed hereto and on the Schedules hereto.

W I T N E S S E T H:

          WHEREAS, CCM desires to sell to RRLLC, and RRLLC desires to purchase from CCM, substantially all of CCM’s assets;

           WHEREAS, CTLP desires to sell to RRLLC, and RRLLC desires to purchase from CTLP, substantially all of CTLP’s assets;

          WHEREAS, PESI desires to sell to RRLLC and RRLLC desires to purchase from PESI substantially all of PESI’s assets;

          WHEREAS, Smith, Weidner, McKay and Kessey (each sometimes hereinafter called an “Interestholder” and collectively the “Interestholders”) own all of the issued and outstanding membership interests in CCM and limited partnership interests in CTLP;

          WHEREAS, Smith and Weidner own all of the issued and outstanding shares of the capital stock of PESI;

          WHEREAS, RRLLC is a wholly owned subsidiary of Rodman; and

          WHEREAS, RRLLC’s acquisition of CCM’s, CTLP’s and PESI’s assets will allow RRLLC to continue to operate the business previously operated by PESI, CCM and CTLP, consistent with past practice, of providing financing and advisory services to companies in the energy exploration and production sector (the “Acquired Business”).

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in this Agreement, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

          1.01      Purchase of CCM Assets. On the terms and subject to the conditions set forth herein, on the Closing Date (as defined below), RRLLC shall purchase from CCM, and CCM shall sell, assign, transfer, convey and deliver to RRLLC, all of CCM’s right, title and interest in and to all of the assets and properties of CCM, as the same shall exist on the Closing Date, except for the CCM Excluded Assets (as defined below) (all of such assets and properties being hereinafter collectively referred to as the “CCM Purchased Assets”).

          1.02      List of CCM Assets. Except as otherwise expressly provided in Section 1.03 hereof, the CCM Purchased Assets shall include, without limitation, all of CCM’s right, title and interest in and to:

(a)     cash and cash equivalents;

(b)     all rights and privileges under and pursuant to the Assumed Contracts (as defined below);

(c)     miscellaneous deposits and prepaid expenses;

(d)     machinery and equipment;

(e)     office furniture and fixtures;

(f)     all Intellectual Property Rights;

(g)     all licenses and permits relating to CCM;

(h)     the goodwill of CCM;

(i)     all claims against third parties relating to items included in the CCM Purchased Assets;

(j)     all customer lists, and other records that relate to the CCM Purchased Assets or the Assumed Liabilities (as defined below); and

(k)     all of the outstanding shares of the capital stock of COSCO Canada Ltd., an Alberta corporation (“CCL” and together with CCM, CTLP and PESI sometimes hereinafter called a “Company and collectively the “Companies”).

1.03     CCM Excluded Assets. The CCM Purchased Assets shall not include the following (the “CCM Excluded Assets”):

(a)     the COSCO tradename and all related trademarks and service marks, including without limitation all applications with respect thereto;

(b)     CCM’s accounting and tax records and files;

(c)     CCM’s formation data, seals, and minutes or consents of meetings of CCM’s managers and members;

(d)     any contracts and leases to which CCM is a party, except Assumed Contracts;

(e)     CCM’s right, title and interest in and to those assets held with respect to any Employee Plan (as defined below);

(f)     CCM’s claims, causes of action, rights of recovery, rights of set off, rights of recoupment and attorney-client work product and other legal privileges to the extent relating to any of the CCM Excluded Assets or the Excluded Liabilities (as defined below);

(g)     CCM’s company charter, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of CCM as a limited liability company;

(h)     CCM’s books, records, files, documents, correspondence, and other printed or written materials related to the CCM Excluded Assets or the Excluded Liabilities;

(i)     CCM’s Tax Returns and any rights to Tax refunds and prepaid Taxes;

(j)     CCM’s rights and interest in this Agreement and any other agreements or instruments to be executed by CCM in connection with its sale of the CCM Purchased Assets and other transactions contemplated by this Agreement;

(k)     any rights related to the CCM Excluded Assets or the Excluded Liabilities; and

(l)     those assets set forth on Schedule 1.03.

1.04     Purchase of CTLP Assets. On the terms and subject to the conditions set forth herein, on the Closing Date (as defined below), RRLLC shall purchase from CTLP, and CTLP shall sell, assign, transfer, convey and deliver to RRLLC, all of CTLP’s right, title and interest in and to all of the assets and properties of CTLP, as the same shall exist on the Closing Date, except for the CTLP Excluded Assets (as defined below) (all of such assets and properties being hereinafter collectively referred to as the “CTLP Purchased Assets”).

1.05     List of CTLP Assets. Except as expressly provided in Section 1.06 hereof, the CTLP Purchased Assets shall include, without limitation, all of CTLP’s right, title and interest in and to:

(a)     cash and cash equivalents;

(b)     all rights and privileges under and pursuant to the Assumed Contracts;

(c)     miscellaneous deposits and prepaid expenses;

(d)     machinery and equipment;

(e)     office furniture and fixtures;

(f)      all Intellectual Property Rights;

(g)     all licenses and permits relating to CTLP;

(h)     the goodwill of CTLP;

(i)      all claims against third parties relating to items included in the CTLP Purchased Assets; and

(j)      all customer lists, and other records that relate to the CTLP Purchased Assets or the Assumed Liabilities.

1.06     CTLP Excluded Assets. The CTLP Purchased Assets shall not include the following (the “CTLP Excluded Assets”):

(a)     the COSCO tradename and all related trademarks and service marks, including without limitation all applications with respect thereto;

(b)     CTLP’s accounting and tax records and files;

(c)     CTLP’s formation data, seals, and minutes of meetings or consents of CTLP’s general partner or limited partners;

(d)     any contracts and leases to which CTLP is a party, except Assumed Contracts;

(e)     CTLP’s right, title and interest in and to those assets held with respect to any Employee Plan (as defined below);

(f)      CTLP’s claims, causes of action, rights of recovery, rights of set off, rights of recoupment and attorney-client work product and other legal privileges to the extent relating to any of the CTLP Excluded Assets or the Excluded Liabilities;

(g)     CTLP’s company charter, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of CTLP as a limited partnership;

(h)     CTLP’s books, records, files, documents, correspondence, and other printed or written materials related to the CTLP Excluded Assets or the Excluded Liabilities;

(i)      CTLP’s Tax Returns and any rights to Tax refunds and prepaid Taxes;

(j)      CTLP’s rights and interest in this Agreement and any other agreements or instruments to be executed by CTLP in connection with its sale of the CTLP Purchased Assets and other transactions contemplated by this Agreement;

(k)     any rights related to the CTLP Excluded Assets or the Excluded Liabilities; and

(l)      those assets set forth on Schedule 1.06.

1.07     Purchase of PESI Assets. On the terms and subject to the conditions set forth herein, on the Closing Date (as defined below), RRLLC shall purchase from PESI, and PESI shall sell, assign, transfer, convey and deliver to RRLLC, all of PESI’s right, title and interest in and to all of the assets and properties of PESI, as the same shall exist on the Closing Date, except for the PESI Excluded Assets (as defined below) (all of such assets and properties being hereinafter collectively referred to as the “PESI Purchased Assets” and together with the CCM Purchased Assets and the CTLP Purchased Assets the “Purchased Assets”).

1.08     List of PESI Assets. Except as otherwise expressly provided in Section 1.09 hereof, the PESI Purchased Assets shall include, without limitation, all of PESI’s right, title and interest in and to:

(a)      cash and cash equivalents in excess of $20,000:

(b)     all rights and privileges under and pursuant to the Assumed Contracts;

(c)     miscellaneous deposits and prepaid expenses;

(d)     machinery and equipment;

(e)     office furniture and fixtures;

(f)      all Intellectual Property Rights;

(g)     all licenses and permits relating to PESI;

(h)     the goodwill of PESI;

(i)      all claims against third parties relating to items included in the PESI Purchased Assets; and

(j)      all customer lists, and other records that relate to the PESI Purchased Assets or the Assumed Liabilities.

1.09     PESI Excluded Assets. The PESI Purchased Assets shall not include the following (the “PESI Excluded Assets”):

(a)     PESI’s accounting and tax records and files;

(b)     PESI’s formation data, seals, and minutes or consents of meetings of PESI’s board of directors or shareholders;

(c)     any contracts and leases to which PESI is a party, except Assumed Contracts;

(d)     PESI’s right, title and interest in and to those assets held with respect to any Employee Plan (as defined below);

(e)     PESI’s claims, causes of action, rights of recovery, rights of set off, rights of recoupment and attorney-client work product and other legal privileges to the extent relating to any of the PESI Excluded Assets or the Excluded Liabilities;

(f)      PESI’s company charter, taxpayer and other identification numbers, seals, minute books, and other documents relating to the organization, maintenance, and existence of PESI as a limited liability company;

(g)     PESI’s books, records, files, documents, correspondence, and other printed or written materials related to the PESI Excluded Assets or the Excluded Liabilities;

(h)     PESI’s Tax Returns and any rights to Tax refunds and prepaid Taxes;

(i)     PESI’s rights and interest in this Agreement and any other agreements or instruments to be executed by PESI in connection with its sale of the PESI Purchased Assets and other transactions contemplated by this Agreement;

(j)      any rights related to the PESI Excluded Assets or the Excluded Liabilities;

(k)     $20,000 of cash; and

(l)      those assets set forth on Schedule 1.09

1.10     CCM Instruments of Transfer. On the Closing Date, CCM shall deliver, or cause to be delivered, to RRLLC: (a) duly executed instruments of transfer and assignment, including, without limitation, bills of sale and an assignment and assumption agreement in form and substance reasonably satisfactory to the Sellers and their counsel (the “Assumption Agreement”), and the certificate(s) representing 100% of the outstanding shares of CCL, endorsed in blank, all in form and substance reasonably satisfactory to RRLLC and its counsel, sufficient to vest in RRLLC valid title to all of CCM’s right, title and interest in and to the CCM Purchased Assets, free and clear of all mortgages, claims, liens, charges or encumbrances of any kind or nature whatsoever; and (b) a check in the amount of all cash and cash equivalents included in the CCM Purchased Assets.

1.11     CTLP Instruments of Transfer. On the Closing Date, CTLP shall deliver, or cause to be delivered, to RRLLC: (a) duly executed instruments of transfer and assignment, including, without limitation, bills of sale and the Assumption Agreement, all in form and substance reasonably satisfactory to RRLLC and its counsel, sufficient to vest in RRLLC valid title to all of CTLP’s right, title and interest in and to the CTLP Purchased Assets, free and clear of all mortgages, claims, liens, charges or encumbrances of any kind or nature whatsoever; and (b) a check in the amount of all cash and cash equivalents included in the CTLP Purchased Assets.

1.12     PESI Instruments of Transfer. On the Closing Date, PESI shall deliver, or cause to be delivered, to RRLLC: (a) duly executed instruments of transfer and assignment,

including, without limitation, bills of sale and the Assumption Agreement, all in form and substance reasonably satisfactory to RRLLC and its counsel, sufficient to vest in RRLLC valid title to all of PESI’s right, title and interest in and to the PESI Purchased Assets, free and clear of all mortgages, claims, liens, charges or encumbrances of any kind or nature whatsoever; and (b) a check in the amount of all cash and cash equivalents included in the PESI Purchased Assets.

1.13     Assumption.

(a)     Upon the transfer of the Purchased Assets to RRLLC on the Closing Date, RRLLC shall, pursuant to the Assumption Agreement, assume and agree to timely pay, perform and discharge those obligations and liabilities of each Seller in accordance with their respective terms (the “Assumed Liabilities”): (i) which are included in the determination of the Closing Date Working Capital (as defined below); and (ii) which arise from and after the Closing Date under those agreements of Sellers set forth on Schedules 4.14 or 4.15 annexed hereto which are specifically designated to be assumed by RRLLC on such Schedule, (the “Assumed Contracts”); provided, however, that to the extent that (x) consent to the assignment on an Assumed Contract is required, or (y) an Assumed Contract is not assignable and, in either case, consent to the assignment of such Assumed Contract is not obtained, RRLLC shall, nevertheless, assume and agree to pay, perform and discharge the obligations and liabilities of such Seller under such Assumed Contract to the extent that RRLLC receives the benefits thereof, and the parties will cooperate with respect to each such Assumed Contract so that RRLLC performs all remaining obligations required of such Seller thereunder and RRLLC receives all remaining rights and benefits of such Seller thereunder.

(b)     Except as is otherwise specifically set forth in this Agreement, Rodman and RRLLC shall not and does not assume any liability of any Seller (the “Excluded Liabilities”).

ARTICLE II

CONSIDERATION; CLOSING

2.01     Consideration; Payment of Consideration Allocation.

(a)     The “Consideration” to be paid to CCM, CTLP and PESI for the Purchased Assets shall consist of (a) the “Fixed Price” (as defined below), plus (b) the “Variable Price” (as defined below), plus (c) the “Earn Out Price” (as defined below), which Fixed Price, Variable Price and Earn Out Price shall respectively be paid in the manner set forth herein. 40% of the Consideration shall be allocated to the purchase of the CCM Purchased Assets (the “CCM Consideration”), 40% of the Consideration shall be allocated to the purchase of the CTLP Purchased Assets (the “CTLP Consideration”), and 20% of the Consideration shall be allocated to the purchase of the PESI Purchased Assets (the “PESI Consideration”).

(b)     The parties agree that the CCM Consideration shall be allocated to the various assets and properties included in the CCM Purchased Assets in the manner set forth on Schedule 2.01A hereto, that the CTLP Consideration shall be allocated to the various assets and properties included in the CTLP Purchased Assets in the manner set forth on Schedule 2.01B hereto, and that the PESI Consideration shall be allocated to the various assets and properties included in the PESI Purchased Assets in the manner set forth on Schedule 2.01C hereto. Rodman and the Sellers agree to prepare and file all income tax returns (including, if applicable, Form 8594) in a manner consistent with the foregoing Allocation and will not in connection with the filing of such returns make any allocation of the Consideration which is contrary to the Allocation. Rodman and the Sellers agree to consult with each other with respect to all issues relating to the Allocation in connection with any tax audits, controversy or litigation.

2.02     Fixed Price. The “Fixed Price” shall be equal to ten million one hundred thousand dollars ($10,100,000), and shall be paid by RRLLC to the Sellers as follows: (a) at the Closing, six million seventy-five thousand dollars ($6,075,000), shall be paid in cash, and two million twenty-five thousand dollars ($2,025,000) shall be paid by delivering to the Sellers that number of shares of the Common Stock, par value $.001 per share, of Rodman (“Rodman Stock”) as shall be equal to $2,025,000 divided by the average of the closing prices of a share of Rodman Stock (the “First Average Price”) as reported by the NASDAQ stock exchange (or if the Rodman Stock is not then listed on the NASDAQ stock exchange the primary exchange on which the Rodman Stock is then listed) for the ninety (90) calendar days immediately preceding the Closing Date (the “First Consideration Shares”); (b) on the first anniversary of the Closing Date (the “First Anniversary”), seven hundred fifty thousand dollars ($750,000) shall be paid in cash, and two hundred fifty thousand dollars ($250,000) shall be paid by delivering to the Sellers that number of shares of Rodman Stock as shall be equal to $250,000 divided by the average of the closing prices of a share of Rodman Stock as reported by the NASDAQ stock exchange (or if the Rodman Stock is not then listed on the NASDAQ stock exchange the primary exchange on which the Rodman Stock is then listed) for the ninety (90) calendar days immediately preceding the First Anniversary (the “Second Consideration Shares”); and (c) on the second anniversary or the Closing Date (the “Second Anniversary”), seven hundred fifty thousand dollars ($750,000) shall be paid in cash, and two hundred fifty thousand dollars ($250,000) shall be paid by delivering to the Sellers that number of shares of Rodman Stock as shall be equal to two hundred fifty thousand dollars ($250,000) divided by the average of the closing prices of a share of Rodman Stock as reported by the NASDAQ stock exchange (or if the Rodman Stock is not then listed on the NASDAQ stock exchange the primary exchange on which the Rodman Stock is then listed) for the ninety (90) calendar days immediately preceding the Second Anniversary (the “Third Consideration Shares”).

2.03     Variable Price.

(a)     The “Variable Price” shall be equal to the lesser of:

(i)      four million dollars ($4,000,000); or

(ii)     an amount equal to one hundred thirty-five percent (135%) of the Committed Revenue (as defined below) actually collected by Rodman or its affiliates (the “Rodman Group”) for the period (the “VP Period”) beginning on the first day of the month following the Closing Date (the “VP Start Date”) and ending on the last day of the twenty-first month following the VP Start Date (the “VP End Date”).

(b)     “Committed Revenue” shall mean all revenue of the Rodman Group which is earned pursuant to those financing arrangements set forth on Schedule 2.03 hereto; provided that, at any time prior to the Closing, the Sellers may update Schedule 2.03 to add or remove financing arrangements with third parties (the financing arrangements set forth on Schedule 2.03 at the Closing Date are the “Financing Arrangements”); provided further that the Committed Revenue shall not include any revenue of the Rodman Group which is earned on account of any new financing engagement entered into subsequent to the Closing Date, with a person that is a party to any Financing Arrangement.

(c)     The Variable Price shall be paid by RRLLC to the Sellers as follows:

(i)     on or before the 15th day of each March, June, September and December during the VP Period, and on or before the 15th day following the VP End Date, Rodman will pay to the Sellers (a “VP Payment”) an amount equal to one hundred thirty-five percent (135%) of the Committed Revenue collected by the Rodman Group, as mutually determined by Rodman and the Interestholder Representative, during the period beginning on the later of (1) the VP Start Date or (2) the first day of the third month preceding the date of such payment and ending on the last day of the month preceding the date of such payment; 75% of each such VP Payment shall be payable in cash and 25% of each such VP Payment (a “VP 25% Payment”) shall be payable by delivering to the Interestholders that number of shares of Rodman Stock as shall be equal to such VP 25% Payment divided by the average of the closing prices of a share of Rodman Stock as reported by the NASDAQ stock exchange (or if the Rodman Stock is not then listed on the NASDAQ stock exchange the primary exchange on which the Rodman Stock is then listed) for the ninety (90) calendar days immediately preceding the date of such payment (the “Variable Consideration Shares”); and

(ii)     Notwithstanding anything to the contrary that may be contained herein, in no event shall the aggregate amount of all VP Payments exceed four million dollars ($4,000,000).

(d)     Notwithstanding Section 10.10, to the extent that Rodman and the Interestholder Representative cannot agree on the Committed Revenue for the VP Period, such dispute shall be settled as follows: Rodman and the Interestholder Representative shall promptly endeavor to resolve any such dispute through good faith negotiations; provided that if Rodman and the Interestholder Representative fail to reach an agreement with respect to such matters through such good faith negotiations on or before the thirtieth (30th) day after such disagreement arose, then, as to any matters in dispute, Rodman shall promptly select a firm of independent public accountants of recognized national standing that has not rendered services to Rodman, or any of its affiliates, for at least three years, and that is not otherwise affiliated with Rodman or any of its affiliates, and such accounting firm shall promptly make an independent determination of such matters as to which disagreement remains, which determination shall be conclusive and binding on the parties hereto. Within ten (10) days of such final determination, RRLLC shall pay to the VP Payment to the Sellers. The fees of any such accounting firm in connection with such determination shall be paid by 50% by Rodman and 50% by the Sellers.

2.04     Earn Out Price. The “Earn Out Price” shall be calculated as follows:

(a)     If the “Attributed Revenue” (as determined as provided on Schedule 2.04 hereto) for the two-year period (the “Attributed Revenue Period”) beginning on first day of the month following the Closing Date and ending on the last day of the twenty-fourth month following the Closing Date (the “Two Year Attributed Revenue”) equals or exceeds twelve million dollars ($12,000,000), the Earn Out Price shall be:

(i)       if the Two Year Attributed Revenue equals or exceeds twelve million dollars ($12,000,000) and is less than fourteen million dollars ($14,000,000), the Earn Out Price shall be equal to fifteen percent (15%) of such Two Year Attributed Revenue;

(ii)      if the Two Year Attributed Revenue equals or exceeds fourteen million dollars ($14,000,000) and is less than seventeen million dollars ($17,000,000), the Earn Out Price shall be equal to twenty percent (20%) of such Two Year Attributed Revenue;

(iii)     if the Two Year Attributed Revenue equals or exceeds seventeen million dollars ($17,000,000) and is less than twenty million dollars ($20,000,000), the Earn Out Price shall be equal to twenty-five percent (25%) of such Two Year Attributed Revenue;

(iv)     if the Two Year Attributed Revenue equals or exceeds twenty million dollars ($20,000,000) and is less than forty million dollars ($40,000,000), the Earn Out Price shall be equal to thirty percent (30%) of such Two Year Attributed Revenue; and

(v)      If the Two Year Attributed Revenue equals or exceeds forty million dollars ($40,000,000), the Earn Out Price shall be twelve million dollars ($12,000,000).

(b)     If the Two Year Attributed Revenue is less than twelve million dollars ($12,000,000), the Earn Out Price shall be zero ($0).

(c)     The Earn Out Price, if any, shall be paid by RRLLC to the Sellers within ten (10) days after the final determination thereof (provided, however, that if a portion of the Earn Out Price is in dispute, RRLLC shall nevertheless pay the undisputed portion of the Earn Out Price to the Sellers within ten (10) days of its determination) as follows: 25% of such Earn Out Price shall be payable in cash and 75% of such Earn Out Price (the “EP 75% Price”) shall be payable by delivering to the Interestholders that number of shares of Rodman Stock as shall be equal to the EP 75% Price divided by the average of the closing prices of a share of Rodman Stock as reported by the NASDAQ stock exchange (or if the Rodman Stock is not then listed on the NASDAQ stock exchange the primary exchange on which the Rodman Stock is then listed) for the ninety (90) calendar days immediately preceding the two-year anniversary of the Closing Date (the “Earn Out Consideration Shares” and together with the First Consideration Shares, the Second Consideration Shares, the Third Consideration Shares and the Variable Consideration Shares the “Consideration Shares”).

2.05     Fractional Shares. The determination of the number of Consideration Shares to be delivered to any Interestholder at any time shall be rounded up or down, as the case may be, to the nearest whole share.

2.06     Minimum Share Price. Notwithstanding anything to the contrary which may be contained herein, if the average of the closing prices of a share of Rodman Stock as determined in connection with the payment of any portion of the Consideration to be paid with any

Consideration Shares (a “Share Payment”) is less than $2.50, (as adjusted for stock splits, reverse stock splits, stock dividends, etc.) then, and in such event, Rodman shall have the option to deliver to the Interestholders that number of shares of Rodman Stock as shall equal the quotient obtained by dividing the amount of such Share Payment by $2.50, and paying the balance of such Share Payment in cash (i.e. if a Share Payment is $100,000 and the average price of Rodman Stock with respect to such Share Payment is $2.00, then Rodman may make such Share Payment by either (a) 50,000 shares of Rodman Stock ($100,000 ÷ $2.00) or (b) 40,000 shares of Rodman Stock ($100,000 ÷ $2.50), plus $20,000 in cash (40,000 shares at $2.00 per share = $80,000, with the balance of the $100,000 Share Payment-- $20,000, paid in cash)).

2.07     Registration Rights. If at any time following the six month anniversary of the Closing Date, Rodman shall file a registration statement pursuant to the Act (a “Registration Statement”), which Registration Statement includes shares of Rodman Stock to be sold by any Person other than Rodman, and if at such time any of the Consideration Shares are not freely tradable under Rule 144 of the Act (the “Restricted Consideration Shares”), then any of such Restricted Consideration Shares will be included in such Registration Statement; provided that, if in connection with any offering involving an underwriting of Rodman Stock, the managing underwriter shall impose a limitation on the number of Restricted Consideration Shares which may be included in the Registration Statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then only such limited portion, if any, of the Restricted Consideration Shares shall be included in such Registration Statement; provided that the number of Restricted Consideration Shares that shall be excluded from any such offering shall be excluded on a pro rata basis with the shares of all other selling shareholders. This Section 2.07 shall not apply to a registration of shares of Rodman Stock on Form S-8 or Form S-4 or their then equivalents relating to an offering of shares of Rodman Stock to be issued in connection with any acquisition of an entity or business or otherwise issuable in connection with any stock option or employee benefit plan.

2.08     Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Morse, Zelnick, Rose & Lander LLP, 405 Park Avenue, New York, NY 10022 at 9:00 A.M. on Monday, June 2, 2008, or at such other place, date or time as shall be mutually agreed upon by the parties (such date or such other agreed upon time and date is called the “Closing Date”).

2.09     Working Capital

(a)     Within thirty (30) days following the Closing Date, the Interestholder Representative will deliver to Rodman a statement (the “Working Capital Statement”) setting forth in reasonable detail the Working Capital of each Company as of the Closing Date (the aggregate of the Working Capital of the Companies being hereinafter called the “Closing Date Working Capital”).

(b)     Within fifteen (15) days after receipt of the Working Capital Statement from the Interestholder Representative, Rodman shall inform the Interestholder Representative whether Rodman has any exceptions to the Working Capital Statement. Unless Rodman delivers to the Interestholder Representative within such fifteen-day period a notice specifying in reasonable detail any exceptions, the Working Capital Statement shall be conclusive and binding on the parties hereto.

(c)     Notwithstanding Section 10.10, if Rodman delivers to the Interestholder Representative a notice setting forth any such exceptions within such fifteen-day period, Rodman and the Interestholder Representative shall promptly endeavor to resolve the matters set forth in such notice through good faith negotiations; provided that if Rodman and the Interestholder Representative fail to reach an agreement with respect to such matters through such good faith negotiations on or before the fifteenth day after receipt by the Interestholder Representative of such notice, then, as to any matters in dispute, the Interestholder Representative shall promptly select a firm of independent public accountants of recognized national standing who have not rendered services to any of the Interestholders, or any of their affiliates, for at least three years, and that is not otherwise affiliated with the Interestholders, and such accounting firm shall promptly make an independent determination of such matters as to which disagreement remains, which determination shall be conclusive and binding on the parties hereto. The fees of any such accounting firm in connection with such determination shall be paid by 50% by Rodman and 50% by the Sellers.

(d)     If the Closing Date Working Capital as finally determined is more than zero (whether by the mutual agreement of the parties hereto or by the accounting firm) (the “Excess Working Capital”), Rodman will pay to the Sellers in cash, an amount equal to the lesser of (1) one million four hundred eighty thousand dollars ($1,480,000) or (2) the Excess Working Capital. If the Closing Date Working Capital as finally determined is less than zero (the “Negative Working Capital”), each Seller will pay to Rodman in cash, an amount equal to the Negative Working Capital multiplied by such Seller’s percentage of the Negative Working Capital (it being understood that for these purposes the Working Capital of CCL shall be combined with the Working Capital of CCM). Any such payment will be made within ten (10) days after such determination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INTERESTHOLDERS

Each Interestholder, for himself only, hereby represents and warrants to and agrees with RRLLC and Rodman, as follows:

3.01 Authorization of Agreement. This Agreement has been duly and validly executed and delivered by or on behalf of such Interestholder and constitutes a valid obligation of such Interestholder, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general equity principles. No consent, authorization or approval of, exemption by, or filling with any Governmental Entity is required to be obtained or made by such Interestholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.02     No Conflict. The performance of this Agreement by such Interestholder and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material contract or other agreement or instrument to which such Interestholder is a party; (b) any law, order, rule, regulation, writ, injunction or decree applicable to such Interestholder.

3.03     Interests in Property or Activities of the Companies. Except as set forth on Schedule 3.03, such Interestholder (a) does not own any property or right, tangible or intangible, which is used in the Acquired Business, and (b) is not a party to any contract or other arrangement, written or verbal, with any Company, in each case related to the Acquired Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS, THE
INTERESTHOLDERS WITH RESPECT TO THE COMPANY

The Sellers and the Interestholders jointly and severally, hereby represent and warrant to and agree with RRLLC and Rodman as follows:

4.01     Organization and Good Standing. Except as set forth on Schedule 4.01: (a) CCM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York; (b) CCL is a corporation duly organized, validly existing and in good standing under the laws of Alberta, Canada; (c) PESI is a corporation duly organized validly existing and in good standing under the laws of the State of Connecticut; and (d) CTLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Each Company has full power and authority to conduct its business as it is now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. Each Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

4.02     Capitalization of the Company; Options, Etc. The owners of all of the equity interests of each Company and their respective percentage interest thereof is as set forth on Schedule 4.02. None of the Companies has outstanding (i) any options, warrants or other rights to purchase, acquire or convert into, any equity, membership or partnership interest, as the case may be, in such Company, or (ii) any other agreement or right (preemptive, contractual or otherwise) to issue or sell any such equity, membership or partnership interest.

4.03     Subsidiaries. Except as set forth on Schedule 4.03, none of the Companies owns any equity interest, directly or indirectly, in any corporation, company, partnership, trust, joint venture or other entity. Schedule 4.03 contains a true and correct copy of the Certificate of Incorporation and By Laws of CCL.

4.04     Authority and Compliance. Each Seller has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by each Seller of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited liability company actions. This Agreement has been duly and validly executed and delivered on behalf of each Seller and constitutes a valid obligation of each Seller, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and by general equity principles.

4.05     No Conflict. Except as set forth on Schedule 4.05, the performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach or violation of any of the terms or provisions of, or constitute a default under (i) any Assumed Contract or other agreement or instrument relating to the Purchased Assets, (ii) the Certificate of Formation or the Operating Agreement of CCM or the articles of incorporation or by-laws of PESI, or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to the Sellers.

4.06     Authorizations and Consents. No consent, authorization or approval of, exemption by, or filling with any Governmental Entity is required to be obtained or made by any Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.07     Financial Statements; Liabilities.

(a)     Schedule 4.07 contains copies of (i) the consolidated financial statements of CCM and its subsidiaries, (ii) the financial statements of CTLP, and (iii) the financial statements of PESI, for the three years ended December 31, 2007, December 31, 2006, and December 31, 2005, (the “Financial Statements”). Except as set forth on Schedule 4.07, each of the Financial Statements fairly present in all material respects the financial position of CCM and its subsidiaries, CTLP and PESI, as the case may be, at December 31, 2007, December 31, 2006 and December 31, 2005 respectively, and the results of operations for each of the years then ended, in conformity with GAAP applied on a basis consistent with prior periods.

(b)     The Companies do not have any Liabilities, except for (i) the Liabilities set forth on Schedule 4.07, and (ii) Liabilities reflected in the books and records of the Companies all of which have arisen in the ordinary course of business. Since December 31, 2007 (the “Latest Balance Sheet Date”), no Company has experienced any loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975).

4.08     Assets.

(a)     Except as set forth on Schedule 4.08, one or more of the Sellers has good and valid title to each item of personal property included in the Purchased Assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and other encumbrances of any kind or nature.

(b)     The Purchased Assets being conveyed hereunder constitute such assets as are necessary to permit Buyer to continue the Acquired Business in a manner substantially similar to the manner in which the Sellers are operating the Acquired Business on the date hereof.

4.09     Compliance with Law. The operation by each Company of its business and the use and occupancy of its assets and properties is in compliance with all, and not in violation of any applicable Law to which such Company or its assets are subject, except where such non-compliance or violation would not have a Material Adverse Effect. Each Company has obtained and adhered to the requirements of any government Permits necessary to the operation of its business, a list of all of such Permits being set forth on Schedule 4.09.

4.10     Absence of Certain Events. Except as set forth on Schedule 4.10, since the Latest Balance Sheet Date, no Company has:

(a)     incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice;

(b)     sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice;

(c)     created, incurred, assumed or guaranteed any indebtedness for money borrowed (other than in the ordinary course of business consistent with past practice), or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance any of its assets or properties;

(d)     amended or terminated any material contract, commitment or agreement to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it, in each case other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business; or

(e)     entered into any material transaction or operated other than in the ordinary course of business consistent with past practice.

4.11     Taxes and Tax Returns.

(a)     CCM has not made an election to be taxed as a corporation for Federal and state income tax purposes.

(b)     Except as set forth on Schedule 4.11, each Company has (i) timely filed all Tax Returns required to be filed by it through the Closing Date with the appropriate Governmental Entities in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns were true, correct and complete in all material respects, (ii) timely paid or caused to be paid all Taxes required to be paid through the date hereof and as of the Closing Date (whether or not shown due on any Tax Return), and (iii) not requested or caused to be filed or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(c)     Neither any Company nor any Interestholder have been notified that either the IRS or any other Governmental Entity has raised any issues in connection with any Tax Return of any Company or relating to Taxes. There are no pending Tax audits and no waivers of statutes of limitations have been given or requested with respect to any Company.

(d)     Each Company has complied in all material respects with all applicable Laws relating to the collection, withholding and payment of Taxes (such as required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or any other third party).

(e)     No written claim has ever been made by any Governmental Entity in a jurisdiction in which any Company does not file Tax Returns that any such Company is or may be subject to taxation by that jurisdiction, and to the actual knowledge of the Sellers and the Interestholders, no basis exists for any such claim to be made.

(f)      No Company is required to include in income during a taxable period that ends after the Closing Date any income that economically accrued and was accounted for prior to the Closing Date by reason of the installment method of accounting, open transaction reporting, the completed contract method of accounting or otherwise.

(g)     Schedule 4.11 lists all the jurisdictions in which each Company is required to file Tax Returns or pay Taxes.

(h)     There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company.

(i)      No Company has made any payments, and is not obligated to make any payments in connection with the transactions contemplated by this Agreement, that would be excess parachute payments within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign Tax Law).

(j)      No Company has entered into, or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

4.12     Patents, Trademarks, Copyrights, etc. Each Company owns or validly licenses all Intellectual Property Rights utilized in and necessary to the conduct of its business as currently being conducted (the “Company Rights”). As of the Closing, Schedule 4.12 will contain a complete and correct list of all Company Rights indicating, where applicable, the registered and beneficial owner and the expiration date thereof. To the actual knowledge of the

Sellers, the conduct of the business of each Company as currently conducted does not infringe upon the valid Intellectual Property Rights of others in any way.

4.13     Legal Proceedings, Etc. Except as set forth on Schedule 4.13, there are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the actual knowledge of the Interestholder, threatened by, or against any Company, or affecting its business or any of its assets or properties, or specifically relating to the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any Governmental Entity which could have a Material Adverse Effect.

4.14     Real Property. No Company owns any real property. Schedule 4.14 sets forth all real property leases under which each Company is a lessee. All such leases are valid and binding, and are in full force and effect and to the actual knowledge of the Sellers and the Interestholders, there are no existing material defaults by such Company thereunder; and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a material default thereunder by such Company.

4.15     Contracts and Commitments. Except as set forth on Schedule 4.15, or any other Schedule annexed hereto, no Company is a party to any:

(a)     Contract or Contracts for the borrowing of money or for a guarantee, pledge or undertaking of the indebtedness of any other person;

(b)     Contract limiting or restraining in any respect such Company or any of the Interestholders from engaging or competing in any lines of business or with any person;

(c)     any employment or consulting Contract;

(d)     any Contract to perform services by such Company involving receipt by such Company of an amount in the aggregate in excess of $25,000;

(e)     Lease relating to personal property involving annual payments by or to such Company in excess of $10,000;

(f)      Contract with any labor union; or

(g)     any other Contract that is material to the operation of the business of such Company or entered into otherwise than in the ordinary course of business.

With respect to each of the Contracts listed on any Schedule to this Agreement, (i) such Contract is valid and enforceable in accordance with its terms, except to the extent that such enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights and remedies of creditors generally or general equity principles, and (ii) the Company which is a party thereto is in compliance with the provisions thereof in all respects except where the failure to so be in compliance would not have a Material Adverse Effect. Except as set forth on Schedule 4.15, the transactions contemplated by this Agreement, will not (i) result in the automatic termination of any Contract listed on any Schedule to this Agreement, (ii) result in the automatic amendment of any of the terms of any such Contract, or (iii) give rise to a right in any party to unilaterally amend the terms of, or terminate, any such Contract.

4.16     Employee Benefits.

(a)     Schedule 4.16(a) contains a true, correct and complete list of Employee Benefit Plans (collectively, the “Employee Plans”) with respect to which any Company is obligated to contribute or has or has had any actual or potential Liability at any time during the six-year period ending on the Closing Date. Any Employee Plan which is intended to meet the qualification requirements of Section 401(a) of the Code is noted on Schedule 4.16(a).

(b)     With respect to each Employee Plan:

(i)       all required, declared or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to, or as of, the date hereof have been properly paid or properly accrued on the Financial Statements, and with respect to accruals properly made after the Latest Balance Sheet Date, on the books and records of such Company;

(ii)      there is no unfunded actual or potential Liability relating to such Employee Plan:

(iii)     except as may be required under Laws of general application (including without limitation the Consolidated Omnibus Budget Reconciliation of 1985 (“COBRA”)), no Employee Plan obligates any Company to provide any employee or former employee, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits;

(iv)     no Company has ever maintained or been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (as defined in Section 413 of the Code) or a “defined benefit pension plan” (as defined in Section 3(35) of ERISA);

(v)      such Employee Plan has been established and operated for the exclusive benefit of the participants and beneficiaries of such Employee Plan;

(vi)     such Employee Plan has been established, maintained, operated and administered in accordance with its terms and in compliance in all material respects with ERISA, the Code and other applicable Laws (including with respect to reporting and disclosure); and

(vii)     to the extent that such Employee Plan is subject to the requirements of COBRA or the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules or regulations promulgated thereunder (“HIPAA”), has been maintained in compliance in all material respects with COBRA and HIPAA, including all notice requirements, in all material respects.

4.17     Employees. Set forth on Schedule 4.17 is a complete and accurate list of the names, date of hire, annual wages, and job descriptions of all present employees and independent contractors (specifying whether each such individual is an employee or an independent contractor) of each Company who are in active employment on the date hereof. An employee shall be considered “in active employment” if he or she performs services or is on vacation or authorized leave on the date hereof.

4.18     Insurance. Schedule 4.18 contains a true, correct and complete list of all policies of liability, theft, fidelity, business interruption, life, fire, errors and omissions, workers compensation, health and other material forms of insurance held by each Company (specifying the insurer, amount of coverage, type of insurance, policy number, scope (including an indication of whether the coverage was on claims made, occurrence or some other basis (and if on a claims made basis, a description of any retroactive premium adjustments), and any material pending claims thereunder.

4.19     Certain Payments. None of the Companies, the Interestholders, any officer, any director, any manager, or, to the knowledge of the Interestholders, any employee, agent or other Person acting on behalf of any Company has, directly or indirectly, given or agreed to give any money, gift, contribution, bribe, rebate, payoff, influence payment, kickback or similar benefit, to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity or other Person who was, is, or may be in a position to help or hinder the business or any Company (or assist in connection with any actual or proposed transaction) that (i) could subject any Company to any damage or penalty in any Proceeding, (ii) if not given in the past, would have resulted in a Material Adverse Effect, or (iii) if not continued in the future, could reasonably be expected to result in a Material Adverse Effect. There is not now, and there has never been, any employment by any Company of, or beneficial ownership in any Company by, any official of any Governmental Entity in any jurisdiction in which any Company has conducted or proposes to conduct business.

4.20     Information; Accredited Investor. Each Seller has received the SEC Reports (as defined in Section 5.04 below) and has had an opportunity to speak to and ask questions of the officers of Rodman concerning Rodman, its financial condition, its business and prospects which such Seller deems to be adequate in order for such Seller to have executed this Agreement. Each Seller is an “accredited investor” as such term is defined in rule 501 promulgated under the Act.

4.21     Investment Intent. Any Consideration Shares which may be acquired by any Seller pursuant to this Agreement are being acquired by such Seller solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Each Seller acknowledges that any of the Consideration Shares have not and will not be registered under the Act, or the securities laws of any state or other jurisdiction, and that all the Consideration Shares shall bear a legend in substantially the following form:

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT TO THESE SHARES HAS BECOME

EFFECTIVE UNDER THE SECURITIES ACT, OR THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

4.22     Tax Matters. No Seller is a “foreign person” within the meaning of Section 1445(f) of the Code or the U.S. Treasury regulations promulgated thereunder.

4.23     Finder. There is no firm, corporation, agency or other person or entity that is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company or any of their directors, officers or employees or their respective affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RODMAN AND RRLLC

Rodman and RRLLC hereby jointly and severally represent and warrant to the Sellers and the Interestholders as follows:

5.01     Organization and Good Standing. Rodman and RRLLC are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct their respective businesses as they are now being conducted and to own or lease and operate the assets and properties respectively owned or leased and operated by them.

5.02     Authority and Compliance. Each of Rodman and RRLLC has full corporate power and authority to execute and deliver this Agreement. The consummation and performance by Rodman and RRLLC of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of Rodman and RRLLC and constitutes a valid obligation of each of Rodman and RRLLC, enforceable in accordance with its terms, except to the extent that such enforceability may be limited by applicable insolvency, bankruptcy, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

5.03     Authorizations and Consents. Except for filings and/or approvals under applicable securities laws, no consent, authorization or approval of, exemption by, or filing with, any Governmental Entity is required to be obtained or made by Rodman or RRLLC in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.04     No Conflict. The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any contract or other agreement or instrument to which Rodman or RRLLC is a party or by which Rodman or RRLLC is bound, (ii) the Articles of Incorporation or By-Laws of Rodman or RRLLC, or (iii) any law, order, rule, regulation, writ, injunction or decree applicable to Rodman or RRLLC.

5.05     SEC Reports. Rodman has filed all reports required to be filed by it under the Exchange Act for the one year preceding the date hereof (the foregoing being collectively referred to herein as the “SEC Reports”) on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.06     Material Adverse Changes. Since the date of the latest financial statements included within the SEC Reports, there has been no event, occurrence or development that has had a material adverse effect on the assets, business or financial condition of Rodman and its subsidiaries, taken as a whole.

5.07     Legal Proceedings, Etc. Except as may be disclosed in the SEC Reports, there are no claims, actions, suits, proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the actual knowledge of the Rodman, threatened by, or against Rodman or its subsidiaries, or affecting its business or any of its assets or properties, or specifically relating to the transactions contemplated by this Agreement, at law or in equity or otherwise, before or by any Governmental Entity which could have a material adverse effect on the assets, business or financial condition of Rodman and its subsidiaries, taken as a whole.

5.08     Finder. There is no firm, corporation, agency or other person or entity that is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Rodman or RRLLC or any of their directors, officers or employees or their respective affiliates.

ARTICLE VI

COVENANTS

6.01     Conduct of Business Until Closing Date. The Interestholders jointly and severally hereby covenant and agree with RRLLC and Rodman that from and after the date hereof until the Closing Date, they will, except as set forth on Schedule 6.01, cause each Company to:

(a)     operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, to (i) preserve its present business organizations intact, (ii) use its reasonable efforts to keep available the services of its present officers and significant employees, and (iii) use its reasonable efforts to preserve the present business relationships with customers, suppliers, and others having business dealings with them;

(b)     maintain for such Company the ownership of and/or the right to use its Company Rights and maintain in full force and effect insurance with responsible companies comparable in amount, scope and coverage to that in effect on the date of this Agreement;

(c)     maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

(d)     duly comply in all material respects with all laws known to be applicable to the Company and material to the conduct of its business; and

(e)     perform all of its material obligations without default unless being contested in good faith.

6.02     Access. The Interestholders shall cause each Company to afford Rodman and RRLLC and their representatives free and full access during regular business hours, and in a manner so as not to interfere with the normal business operations of the Sellers, to all of the books, records, contracts, documents, key personnel and properties of each Company. The Interestholders will cause each Company to use its commercially reasonable efforts to cause the key employees, accountants, attorneys and other representatives of such Company to cooperate fully with Rodman and RRLLC and to respond fully to any and all inquiries relating to the business, properties and financial condition of such Company, as Rodman or RRLLC shall reasonably request.

6.03     Employment Agreements. At the Closing: (a) Smith shall enter into an employment agreement with RRLLC in substantially the form annexed hereto as Exhibit B-1 (the “Smith Employment Agreement”); (b) Weidner shall enter into an employment agreement with the RRLLC in substantially the form annexed hereto as Exhibit B-2 (the “Weidner Employment Agreement”); (c) McKay shall enter into an employment agreement with the RRLLC in substantially the form annexed hereto as Exhibit B-3 (the “McKay Employment Agreement”); and (d) Kessey shall enter into an employment agreement with the RRLLC in substantially the form annexed hereto as Exhibit B-4 (the “Kessey Employment Agreement”), (collectively the “Employment Agreements”).

6.04     Covenant Not to Compete. Each Interestholder acknowledges that, as of the date hereof: (a) the Companies are engaged in the business of providing financing and advisory services to companies in the energy exploration and production sector (the “Competitive Business”); and (b) the agreements and covenants contained in this Section 6.04 are essential to protect the business and goodwill of the Companies, which business and goodwill are being acquired by RRLLC hereunder in exchange for the Consideration. Accordingly, each Interestholder hereby agrees with Rodman and RRLLC that for a period of three (3) years from and after the Closing Date (the “Restricted Period”), such Interestholder will not, directly or indirectly, in the Restricted Area (as defined below), otherwise than as an employee of or consultant to the Rodman Group: (x) engage or participate in the Competitive Business; (y) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person or entity engaged in the Competitive Business; or (z) acquire an equity interest in any person engaged in the Competitive Business; provided that if such Interestholder’s employment with the Company is terminated by the Company other than for “Cause” (as defined in such

Interestholder’s Employment Agreement) or such Interestholder elects to terminate his employment with the Company for “Good Reason” (as defined in the such Interestholder’s Employment Agreement), then the Restricted Period shall end on the first to occur of (a) the first anniversary of such termination with respect to such Interestholder, or (b) three (3) years from and after the Closing Date. Notwithstanding the provisions of this Section 6.04, each Interestholder may own, directly or indirectly, solely as a passive investment, (a) securities in those entities and those amounts as are noted on Schedule 6.04 hereto and (b) not more than three (3%) percent of the outstanding securities of any company, the stock of which is traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System.

The “Restricted Area” shall mean (i) the United States and (ii) any other country outside the United States in which any Company is conducting or actively soliciting business as of the Closing Date.

Each Interestholder acknowledges that a violation of any of the covenants contained in this Section 6.04 may cause irreparable injury to RRLLC and Rodman and that money damages would not provide an adequate remedy to RRLLC and Rodman, and therefore, RRLLC and Rodman shall, in addition to, and not in lieu of, any other rights and remedies available to any of them under law or in equity, have the right and remedy to have the covenant set forth in this Section 6.04 specifically enforced by any court of competent jurisdiction.

In the event the covenants contained in this Section 6.04 are held by any court or other duly constituted judicial authority to be void or otherwise unenforceable in any particular jurisdiction or with respect to any particular activity or with respect to the period of restraint, then such covenants so affected shall be deemed to have been amended and modified so as to eliminate therefrom the particular jurisdiction or activity as to which such covenants are so held to be void or otherwise unenforceable or to reduce the period of restraint, and, as so modified and as to all other jurisdictions and activities covered hereby, the terms and provisions hereof shall remain in full force and effect.

6.05     Operational Covenants. Rodman and RRLLC hereby agree with each of Smith, Weidner, McKay and Kessey (the “RRLLC Employees”) that for the period beginning on the Closing Date and ending on the earlier of (a) the third anniversary of the Closing Date or (b) the day on which none of the RRLLC Employees are employed by the Rodman Group (the “Operational Term”):

(a)     The business formerly operated by the Companies will be operated by RRLLC in a manner which will allow Rodman to separately determine the collective revenue and expenses of such business (the operation of such business by Rodman is herein after called the “Group”).

(b)     The Group will have its main offices located in a separate centrally designated location at Rodman’s headquarters (currently in New York City) and will initially operate branch offices in Houston, Texas and Calgary, Alberta at the present location of such offices, and a non-branch office in Simsbury, Connecticut at the present location of such office. The “RRLLC Employee Designee” (as defined below) may establish the policies and procedures for those offices not in Rodman’s headquarters as long as they are not inconsistent with Rodman’s and procedures.

(c)     The RRLLC Employee Designee shall have authority to supervise directly the operations of the Group, which shall be managed in accordance with the Sellers’ traditional policies and procedures; provided that all such operations shall, subject to the requirements of applicable Law, be in compliance with all of Rodman’s policies and procedures, including without limitation Rodman’s compliance, conflict and employment practices;

(d)     The RRLLC Employee Designee shall have authority over the expenditures of the Group, which expenditures shall be in accordance with the budget in effect for the period during which such expenditure is incurred. The line items in the budget for the period from the Closing Date to the First Anniversary shall be as set forth on Exhibit C hereto (the “First Budget”). At least 30 days prior to the First Anniversary, the RRLLC Employee Designee, the Chief Executive Officer of Rodman (the “Rodman CEO”), and the Chief Financial Officer of Rodman (the “Rodman CFO”) shall by collective agreement establish a budget for the period beginning on the First Anniversary and ending on the Second Anniversary (the “Second Budget”); provided that if on or before the First Anniversary the RRLLC Employee Designee on the one hand, and the Rodman CEO and CFO on the other hand, do not agree on such Second Budget, all line items in the Second Budget shall be equal to one hundred ten percent (110%) of the amount of such line item in the First Budget. At least 30 days prior to the Second Anniversary, the RRLLC Employee Designee and the Rodman CEO and Rodman CFO shall by collective agreement establish a budget for the period beginning on the Second Anniversary and ending of the third anniversary of the Closing Date (the “Third Budget”); provided that if on or before the Second Anniversary the RRLLC Employee Designee on the one hand, and the Rodman CEO and the Rodman CFO on the other hand, do not agree on such Third Budget, all line items in the Third Budget shall be equal to one hundred ten percent (110%) of the amount of such line item in the Second Budget. Notwithstanding anything contained elsewhere in this Agreement, during the Operational Term, the RRLLC Employee Designee shall have the authority and right to spend money up to the maximum of any expense line items shown on the

First Budget, Second Budget, or Third Budget, as the case may be, and Rodman and/or its affiliates shall supply the Group with such funds in a timely manner for those purposes.

(e)     Rodman shall establish an annual “Bonus Pool” (to be determined as provided on Schedule 6.05 hereto) for employees of the Group, a portion of which will be paid to each RRLLC Employee as is provided in such RRLLC Employee’s Employment Agreement. The RRLLC Employee Designee shall have the sole right to distribute the portion of the Bonus Pool not so allocated to the RRLLC Employees to such RRLLC Employees or such other employees of the Group.

(f)      For purposes of this Agreement, Smith shall be the RRLLC Employee Designee for so long as he is employed by the Rodman Group; and if Smith is no longer employed by the Rodman Group then thereafter Weidner shall be the RRLLC Employee Designee for so long as he is employed by the Rodman Group; and if both Smith and Weidner are no longer employed by the Rodman Group then thereafter Kessey shall be the RRLLC Employee Designee for so long as he shall be employed by the Rodman Group.

(g)     Notwithstanding anything to the contrary that may be contained herein, but subject in all respect to the rights of any RRLLC Employee under his employment agreement with RRLLC, the rights of each RRLLC Employee under this Section 6.05 shall immediately cease and be of no further force and effect at such time as such RRLLC Employee is no longer employed by the Rodman Group; provided that such RRLLC Employee shall continue to have rights under Section 6.05 for breaches by Rodman or RRLLC of Section 6.05 that occurred prior to such termination of employment.

6.06     Right to Use COSCO Name. For a period of thirty-six (36) months from and after the Closing Date, CCM and CTLP hereby grants to Rodman and RRLLC a royalty-free exclusive right to use the name “COSCO” or any variation thereof in connection with the operation of the Acquired Business. During such period, neither CCM nor CTLP, nor any of their respective affiliates, including but not limited to any Interestholder, shall use the name “COSCO” in connection with any commercial venture.

6.07     Endorsement of Checks. The Sellers hereby agrees that any check received by RRLLC on or after the Closing Date as payment on account of any trade account receivable constituting a part of the Purchased Assets, which check is payable to a Seller, may be endorsed by RRLLC for its own account.

6.08     Publicity. No party to this Agreement shall issue a press release or other public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that this Section 6.08 shall not prohibit Rodman from filing any reports or issuing any press releases that it is required to file with the Securities and Exchange Commission (“SEC”) under the Exchange Act, or pursuant to the rules of any securities exchange on which Rodman’s Common Stock is then traded, without the consent of the Sellers and Interestholders.

6.09     Continuation of Employee Benefits.

(a)     Beginning on the Closing Date, RRLLC shall provide to the RRLLC Employees and all other former employees of the Sellers who begin working for the Rodman Group any retirement plans (qualified and non-qualified), pension, health, dental, disability, life, accidental death, dismemberment and hospitalization insurance and any other benefit plan or program that has been or is hereafter adopted by RRLLC (or in which RRLLC participates), in each case according to the terms of such plan or program on terms no less favorable than made available to other employees of the same level. Notwithstanding anything to the contrary contained in the RRLLC’s Employee Manual, the RRLLC Employees and all other former employees of the Sellers who begin working for the Rodman Group shall not be required to be employed by RRLLC for a period of time (e.g., “one year” or an “introductory period”) before receiving the employee benefits set forth in this Section 6.09 or in the Company Employee Manual, except if the waiver of any such waiting period is not permitted by the terms of the applicable employee benefit plan or would have a material adverse effect on RRLLC.

(b)     To the extent permitted under applicable Law, each RRLLC Employee and all other former employees of the Sellers who begin working for the Rodman Group shall be given credit for all their prior service with the Sellers (or service credited by the Sellers) under all employee benefit plans, program policies and arrangements of the Rodman Group in which they participate or in which they become participants for purposes of eligibility and vesting (but not for benefit accrual purposes), including without limitation for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, and (iii) vacation benefits.

(c)     To the extent of any changes in health, dental, disability, life, accidental death, dismemberment and hospitalization insurance covering RRLLC Employee and all other former employees of the Sellers who begin working for the Rodman Group after the Closing Date, and to the extent permissible under such plans, RRLLC shall cause such employee benefit plans to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Rodman Group and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such RRLLC Employee and all other former employees of the Sellers who begin working for the

Rodman Group on or after the Closing Date to the extent such persons had satisfied any similar limitation or requirement under an analogous Sellers’ plan prior to the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF RODMAN AND RRLLC

The obligations of Rodman and RRLLC to consummate the transactions contemplated by this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that Rodman and RRLLC may, in their sole discretion, waive any of such conditions and proceed with the transactions contemplated hereby.

7.01     Accuracy of Representations and Warranties. The representations and warranties of the Sellers and Interestholders contained in this Agreement or any other agreement or certificate that is executed and delivered by the Sellers or Interestholders to Rodman or RRLLC at the Closing in connection with this Agreement shall be true and correct in all material respects on and as of the Closing Date.

7.02     Performance of Agreements. The Sellers and the Interestholders shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by them on or before the Closing Date pursuant to this Agreement.

7.03     Litigation, etc.

(a)      No claim, action, suit, proceeding, arbitration, or hearing or notice of hearing shall be pending (and no action or investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

(b)      No law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the assets, properties, financial condition, results of operations, properties, business or prospects of any Company; and no law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the ability of Rodman or RRLLC to consummate the transactions contemplated by this Agreement.

7.04     Employment Agreements. Each of the Employment Agreements shall have been executed and delivered by the parties thereto.

7.05     Approvals; Consents. All material approvals, consents, waivers, filings, registrations, permits, authorizations or other actions required in connection with the this Agreement or which may be required to consummate the transactions contemplated hereby including without limitation any consents necessary to transfer any of the Assumed Contracts to RRLLC, shall have been obtained or made.

7.06     Good Standing Certificates. Rodman and RRLLC shall have received certificates of the Secretary of State (or other applicable office) in the jurisdictions in which each Company is organized and in those jurisdictions in which each Company is qualified to do business, dated as of a date not more than ten (10) business days prior to the Closing Date, certifying as to the good standing of such Company in each such jurisdiction.

7.07     No Material Adverse Change. Between the date hereof and the Closing Date there shall not have occurred any changes in the properties, assets or businesses of the Companies which in the aggregate are materially adverse to the Companies taken as a whole.

7.08     Audited Financial Statements.

(a)     Rodman and RRLLC shall have received (i) the consolidated financial statements of CCM and its subsidiaries, (ii) the financial statements of CTLP, and (iii) the financial statements of PESI, for the three years ended December 31, 2007, December 31, 2006, and December 31, 2005, which financial statements have been reported on by Marcum & Kliegman, LLP, without qualification as to scope of audit (collectively, the “Audited Financial Statements”) and which financial statements shall be in form satisfactory to meet the rules and regulations of the SEC including, without limitation, the provisions of Regulation S-X promulgated by the SEC.

(b)     The Audited Financial Statements shall not differ from the Financial Statements in any respect that would have a material adverse effect on the value of the Acquired Business, taken as a whole.

7.09     Assumption Agreement. The Sellers shall have executed and delivered to RRLLC the Assumption Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS
OF THE SELLERS AND THE INTERESTHOLDERS

The obligations of the Sellers and the Interestholders to consummate the transactions contemplated by this Agreement are subject to the satisfaction at the Closing of each of the following conditions; provided, however, that the Sellers and each Interestholder acting in their sole discretion may waive any of such conditions and proceed with the transactions contemplated hereby.

8.01     Accuracy of Representations and Warranties. The representations and warranties of Rodman and RRLLC contained in this Agreement or any other agreement or certificate that is executed and delivered by Rodman or RRLLC to the Sellers any Interestholder at the Closing in connection with this Agreement shall be true and correct in all material respects on and as of the Closing Date.

8.02     Performance of Agreements. Rodman and RRLLC shall have performed and complied in all respects with all covenants, obligations and agreements to be performed or complied with by any of them on or before the Closing Date pursuant to this Agreement.

8.03     Litigation, etc.

(a)     No claim, action, suit, proceeding, arbitration or hearing or notice of hearing shall be pending (and no action or-investigation by any governmental authority shall be threatened) which seeks to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

(b)     No law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the assets, properties, financial condition, results of operations, properties, business or prospects of Rodman; and no law, regulation or governmental decree shall have been adopted or promulgated after the date hereof, the enforcement of which would materially adversely affect the ability of any Seller or Interestholder to consummate the transactions contemplated by this Agreement.

8.04     Employment Agreements. The Employment Agreement to which such Interestholder is a party shall have been executed and delivered by the parties thereto.

8.05     Approvals; Consents. All material approvals, consents, waivers, filings, registrations, permits, authorizations or other actions required in connection with this Agreement or which may be required to consummate the transactions contemplated hereby including without limitation any consents necessary to transfer any of the Assumed Contracts to RRLLC, shall have been obtained or made.

8.06     Assumption Agreement. RRLLC shall have executed and delivered to the Sellers the Assumption Agreement.

8.07     No Material Adverse Change. Between the date hereof and the Closing Date there shall not have occurred any changes in the properties, assets or businesses of Rodman or RRLLC which in the aggregate are materially adverse to the Rodman Group taken as a whole.

ARTICLE IX

INDEMNIFICATION

9.01     Indemnification by the Interestholders and the Sellers.

(a)     Each Interestholder hereby severally covenants and agrees with Rodman and RRLLC that such Interestholder shall reimburse and indemnify Rodman and RRLLC and their respective affiliates, successors and assigns (individually an “Indemnified Party”) and hold them harmless from, against and in respect of an amount equal to (1) any and all Losses incurred by any of them due to, arising out of, or in connection with, (i) a breach of any of the representations, warranties, covenants or agreements made by the Sellers and the Interestholders in Article IV and Sections 6.01 and 6.06 of this Agreement and (ii) the failure of any Seller to discharge any Excluded Liability multiplied by (2) such Interestholders applicable percentage interest, as set forth on Exhibit D annexed hereto. Notwithstanding the fact that the lead-in language to Article IV herein states that “the Sellers and the Interestholders jointly and severally”

make the representations in that Article IV, the Interestholders will only be severally liable for breaches of such representations as limited in this Section 9.01(a) .

(b)     The Sellers hereby jointly and severally covenant and agree with Rodman and RRLLC that the Sellers shall reimburse and indemnify Rodman and RRLLC and their respective affiliates, successors and assigns (individually an “Indemnified Party”) and hold them harmless from, against and in respect of an amount equal to any and all Losses incurred by any of them due to, arising out of, or in connection with, (i) a breach of any of the representations, warranties, covenants or agreements made by the Sellers and the Interestholders in Article IV and Sections 6.01 and 6.06 of this Agreement and (ii) the failure of any Seller to discharge any Excluded Liability.

(c)     Each Interestholder severally hereby covenants and agrees with Rodman and RRLLC that he shall reimburse and indemnify Rodman and RRLLC and their respective affiliates, successors and assigns (individually an “Indemnified Party”) and hold them harmless from, against and in respect of any and all Losses incurred by any of them due to, arising out of, or in connection with, a breach of any of the representations, warranties, covenants or agreements made by such Interestholder in Article III and Section 6.04 of this Agreement.

9.02     Indemnification by Rodman and RRLLC. Rodman and RRLLC hereby jointly and severally covenant and agree with (a) the Sellers and their respective affiliates, successors and assigns, and (b) the Interestholders and their respective successors and assigns, that, in each case, they shall reimburse and indemnify each of them and their respective successors and assigns (also individually an “Indemnified Party”) and hold them harmless from, against and in respect of any and all Losses incurred by any of them due to, arising out of, or in connection with, (x) a breach of any of the representations, warranties, covenants or agreements made by

Rodman or RRLLC in this Agreement and (y) the failure of RRLLC to discharge any Assumed Liability.

9.03     Certain Limitations on Remedies.

(a)     Notwithstanding anything to the contrary set forth in this Agreement (but subject to the proviso set forth in this sentence), (i) neither the Sellers and their respective affiliates, successors and assigns nor the Interestholders and their respective successors and assigns shall be liable hereunder to Rodman or RRLLC for any Losses incurred by Rodman or RRLLC due to, arising out of, or in connection with, a breach of any of the representations, warranties, covenants or agreements made by the Sellers and/or the Interestholders in Sections 3.01 thru 3.03, 4.01 thru 4.07, 4.09 thru 4.19, 6.01 thru 6.03, 6.05 and 6.07 (“Limited Losses”) until the Limited Losses incurred by Rodman or RRLLC shall exceed in the aggregate one hundred thousand dollars ($100,000) (the “Basket Exclusion”), in which event they shall be liable for all such Limited Losses in accordance with the provisions of Section 9.01 herein; and (ii) Rodman and RRLLC and their respective affiliates, successors and assigns shall not be liable hereunder to the Interestholders for any Losses arising out of, or in connection with a breach of any of the representations, warranties, covenants or agreements made by Rodman or RRLLC in Sections 5.01 thru 5.07 or Section 6.05 until the Losses incurred by the Interestholders shall exceed in the aggregate the Basket Exclusion, in which event they shall be liable for all such Losses in accordance with Section 9.02 herein.

(b)     The aggregate amount required to be paid by the Sellers and the Interestholders on account of any and all breaches of the representations or warranties contained in Sections 4.01 thru 4.07 and Sections 4.09 thru Section 4.19 (the “Interestholder Covered Sections”), including any Third Party Claims related to such Interestholder Covered Sections, shall not exceed six million five hundred fifty thousand dollars ($6,550,000) (the “Cap”); and the aggregate amount required to be paid by Rodman and RRLLC on account of a breach of any of the representations or warranties contained in Article V (the “Rodman Covered Sections”), including any Third Party Claims related to such Rodman Covered Sections, shall not exceed the Cap.

(c)     The sole remedy for a breach of any of the representations and warranties of any of the Interestholder Covered Sections, including any Third Party Claims related to such Interestholder Covered Sections, or the Rodman Covered Sections, including any Third Party Claims related to such Rodman Covered Sections, shall be as set forth in this Article IX, except for any claims based upon fraud or intentional misconduct.

9.04     Indemnification Procedures.

(a)     A claim for indemnification for any matter not involving a Third Party Claim (as defined below) may be asserted by written notice to the party from whom indemnification is sought stating in reasonable detail the nature of the claim and the amount claimed or demanded therewith within ten (10) business days after first having actual knowledge of the matter; provided that no failure to provide such written notice shall excuse the indemnifying party from any of its obligations under this Article IX, except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Any dispute with respect to such claim shall be resolved in accordance with Section 10.10 below.

(b)     In the event that any proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under this Article IX (regardless of the limitations set forth herein) (each, a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party

Claim of which it has knowledge which is covered by such indemnity to be forwarded to the indemnifying party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto, except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. The indemnifying party shall have the right, at its sole expense and with counsel of its choice, to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, including but not limited to asserting claims and affirmative defenses and impleading or pursuing claims against other Persons who may have been responsible for all or part of the Losses associated with such Third Party Claim, provided that no settlement shall be effected by the indemnifying party without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless it solely involves the payment of money by the indemnifying party and contains a complete release of the Indemnified Party with respect to such Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

9.05     Claims Period. The period during which any claims for indemnification hereunder may be initiated by Indemnified Parties by providing written notice to the indemnifying parties, in accordance with Sections 9.04 and 10.03 hereof, shall commence on the Closing Date and terminate at the first anniversary of the Closing Date (the “Claims Period”); provided, however, that indemnification claims with respect to the following representations and warranties shall survive for the period of the applicable statute of limitations: Section 4.08

(Assets); Section 4.11 (Taxes and Tax Returns); Section 4.20 (Information; Accredited Investor); Section 4.21 (Investment Intent); Section 4.22 (Tax Matters); Section 4.23 (Finder); and Section 5.08 (Finder). If Indemnified Parties have submitted any claim for indemnification, in accordance with Sections 9.04 and 10.03 hereof, to the indemnifying parties within the Claims Period with respect to the facts and circumstances existing prior to the expiration of the Claims Period, but such claim has not been resolved by the parties prior to the expiration of the Claims Period, then, in such event, such claim shall survive until finally resolved as provided herein.

ARTICLE X

GENERAL PROVISIONS

10.01     Survival of Representations, Warranties, Covenants, and Agreements. The representations and warranties contained in Sections 3.01 thru 3.03, 4.01 thru 4.07 and 4.09 thru 4.19 and 5.01 thru 5.07 of this Agreement shall survive the execution of this Agreement and the closing of the transactions contemplated by this Agreement until the First Anniversary; provided, however, that the following representations and warranties shall survive for the period of the applicable statute of limitations with respect thereto: Section 4.08 (Assets); Section 4.11 (Taxes and Tax Returns); Section 4.20 (Information; Accredited Investor); Section 4.21 (Investment Intent); Section 4.22 (Tax Matters); Section 4.23 (Finder); and Section 5.08 (Finder); and provided further that any claims with respect to any such representations and warranties must be made as prescribed in Article IX. All covenants and agreements contained in this Agreement shall survive for the period of the applicable statute of limitations with respect thereto.

10.02     Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred by Rodman and RRLLC in connection with this Agreement and the transactions contemplated hereby (including all legal fees) shall be paid by

Rodman and all costs and expenses incurred by the Sellers and the Interestholders in connection with this Agreement and the transactions contemplated hereby (including all legal fees) shall be paid by the Sellers and the Interestholders; provided, however, that Rodman shall pay all costs and expenses associated with the Audited Financial Statements, as required by Section 7.08 above.

10.03     Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered in person, (b) the day following dispatch by an overnight courier service (such as Federal Express or UPS, etc.), or (c) five (5) days after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to Rodman or RRLLC addressed to:	Rodman & Renshaw Capital Group, Inc.
1270 Avenue of the Americas
New York, NY 10022
Attn: Chief Executive Officer

with a copy to:	Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue
New York, New York 10022
Attn: Kenneth S. Rose, Esq.

If to PESI addressed to:	Private Energy Securities, Inc.
14 Station Street, 2nd Floor
Simsbury, CT 06070
Attn: William E. Weidner

If to CTLP or CCM
addressed to:	COSCO Capital Texas LP
COSCO Capital Management LLC
1001 Fannin, Suite 550
Houston, TX 77002
Attn: T. Prescott Kessey

If to the Interestholder
addressed to:	Interestholder Representative
2210 Dorrington, #205
Houston, TX 77030

If to Smith addressed to:	Cameron O. Smith
67 Park Ave., Suite 530
New York, NY 10016

If to Weidner addressed to:	William E. Weidner
12 Country Club Dr.
West Simsbury, CT 06092

If to Kessey addressed to:	T. Prescott Kessey
2210 Dorrington, #205
Houston, TX 77030

If to McKay addressed to:	Lane McKay
10519 Willow Green Dr. SE
Calgary, AB T2J 1P5

In each case with a copy to:	Jones Waldo Holbrook & McDonough PC
170 South Main Street, Suite 1500
Salt Lake City, Utah 84101
Attn: Ronald S. Poelman, Esq.

or such other address as any of the parties shall hereafter notify the other parties in writing in the manner required by this Section 10.03.

10.04     Assignability and Amendments. This Agreement and the rights and obligations created hereunder, shall not be assignable by any of the parties, except that each of the Sellers may freely assign its rights and/or obligations to its Interestholders in connection with such Seller’s liquidation and dissolution. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each of the parties. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, legal representatives and assigns.

10.05     Entire Agreement. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings with respect thereto.

10.06     Waivers, Remedies. Any condition to the performance of any party hereto which legally may be waived on or prior to the Closing Date may be waived by the party entitled to the benefit thereof. Any waiver must be in writing and signed by the party to be bound thereby. A waiver of any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights under any other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.

10.07     Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings (including, without limitation, Article headings and Section titles) are inserted for convenience of reference only and shall not affect its meaning or interpretation.

10.08     Severability. If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

10.09     Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to conflict of law provisions. With respect to any claim or action arising under this Agreement each party hereby (a) irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York

City, and (b) irrevocably waives any objection which such party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such claim, suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. Nothing in this Agreement will be deemed to preclude Rodman or RRLLC from bringing an action or proceeding in respect hereof in any other jurisdiction.

10.10     Dispute Resolution and Arbitration.

(a)     Each and every controversy or claim arising out of or relating to this Agreement and/or any document executed or delivered in connection herewith shall first be addressed through good faith discussions between the parties to resolve such dispute.

(b)     In the event that any controversy or claim arising out of or relating to this Agreement and/or any document executed or delivered in connection herewith cannot be resolved between the parties within thirty (30) days of written notice thereof despite their good faith efforts pursuant to (a) above, unless otherwise provided herein, such controversy or claim shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, in New York, New York, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and shall set forth the claims to be submitted to arbitration. Notwithstanding the foregoing, this agreement to arbitrate shall not bar any party from seeking injunctive relief or other temporary relief in any court of competent jurisdiction and such relief may be sought prior to any good faith discussions between the parties to attempt to resolve such dispute. This agreement to arbitrate may be specifically enforced by a court of competent jurisdiction under the applicable Laws of the State of New York pertaining to arbitrations. The rules of the American Arbitration Association concerning commercial disputes shall be applicable to any such arbitration proceeding except as they may be modified by the terms of this Agreement.

(c)     The arbitrators in any arbitration under this Agreement shall have the authority and jurisdiction to enter any preliminary award that would aid and assist the conduct of the arbitration or preserve the parties' rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of such arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted. The parties hereby agree that any such arbitration award shall be final and binding on all parties hereto and shall be enforceable by any court of competent jurisdiction.

(d)     Counsel to the parties in connection with the negotiation of and consummation of the transactions under this Agreement shall be entitled to represent their respective party in any and all Proceedings under this Section or in any other Proceeding under this Agreement. The parties hereto waive the right and agree that they shall not seek to disqualify any such counsel in such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature regarding the party whose interests are adverse to the party who is represented by such counsel in any such Proceedings.

10.11     Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.12     No Third Party Beneficiaries. Nothing in this Agreement shall be deemed to confer rights on any Person or to indicate that this Agreement has been entered into for the benefit of any Person other than the parties hereto.

10.13     Further Assurances. At any time after the Closing Date, each party shall upon request of another party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder.

10.14     Interestholder Representative. Each Interestholder and each Seller hereby designates T. Prescott Kessey (hereafter the “Interestholder Representative”) (i) to receive, together with the Interestholders, all communications, and make all determinations on behalf of the Interestholders and Sellers pursuant to Sections 2.01(b), 2.03 and 2.09, and (ii) to receive, together with all Interestholders, notice of, dispute, and settle any claims for indemnification involving Limited Losses on behalf of the Interestholders and Sellers; and each such Interestholder and Seller agrees to be bound by any such determinations, agreements or settlements made by the Interestholder Representative with respect thereto. In the event that T. Prescott Kessey is unable, or unwilling, to serve as the Interestholder Representative, William E. Weidner is hereby designated to serve as the alternate Interestholder Representative.

10.15     Section 2.04 Disputes. Each Interestholder and each Seller hereby designates the RRLLC Employee Designee to receive, together with all Interestholders, all communications, and make all determinations on behalf of the Interestholders and Sellers pursuant to Section 2.04; and each such Interestholder and Seller agrees to be bound by any such determinations, agreements or settlements made by the RRLLC Employee Designee with respect thereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

RODMAN & RENSHAW CAPITAL GROUP, INC.

By: /s/ Michael Lacovara
Michael Lacovara, Chief Executive Officer

RODMAN & RENSHAW, LLC

By: /s/ Michael Lacovara
Michael Lacovara, Chief Executive Officer

COSCO CAPITAL MANAGEMENT LLC

By: /s/ Cameron O. Smith
Cameron O. Smith, Senior Managing Director

PRIVATE ENERGY SECURITIES, INC.

By: /s/ William W. Weidner
William W. Weidner, President

COSCO CAPITAL TEXAS LP

By: COSCO CAPITAL MANAGEMENT LLC
Its: Sole General Partner

By: /s/ Cameron O. Smith
Cameron O. Smith, Senior Managing Director

THE INTERESTHOLDERS:

/s/ Cameron O. Smith
Cameron O. Smith

/s/ William W. Weidner
William W. Weidner

/s/ Lane W. McKay
Lane W. McKay

/s/ T. Prescott Kessey
T. Prescott Kessey

EXHIBIT A

Definitions

     The following terms used in this Agreement shall have the respective meanings set forth below.

     “Act” means the Securities Act of 1933, as amended.

     “Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

     “Confidential Information” means Intellectual Property Rights of the Company and all information of a proprietary nature relating to the Company or its business excluding enters the public domain through no wrongful action or inaction on the part of any information that (a) as of the date hereof, is in the public domain; or (b) after the date hereof enters the public domain through no wrongful action or inaction on the part of any Interestholder.

     “Contract” means any written or oral contract, Permit, loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order or other agreement, instrument, concession, franchise or license.

     “Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, of such Person or the dependents or beneficiaries of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA), (c) each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and (d) each other employee benefit plan, fund, program, agreement, arrangement or scheme under which such Person has any Liability, whether direct or indirect. Notwithstanding the foregoing the payment of wages and payments made in connection with legally required benefits such as social security, unemployment insurance, workers compensation, etc. shall not be deemed to be an “Employee Benefit Plan”

      “ERISA” means the Employment Retirement Income Security Act of 1974, as amended, or any successor federal Law, and the rules and regulations promulgated thereunder, all as the same may from time to time be in effect.

     “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

     “GAAP” means United States generally accepted accounting principles employed in the United States, as the same may be in effect from time to time.

     “Governmental Entity” means any national, federal, state, county, local, Canadian, or other foreign court, tribunal, arbitral body, arbitrator, administrative agency or commission or other governmental or regulatory authority or instrumentality.

     “Intellectual Property” means all intangible and intellectual property owned by the Company or licensed to the Company including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, copyrights, copyright applications, URL’s, domain names, know-how, trade secrets, proprietary processes and formulae, franchises, licenses, customer lists, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

     “Intellectual Property Rights” means all rights in Intellectual Property.

     “IRS” means the Internal Revenue Service of the United States.

     “Law” means any law (both common and statutory law and civil and criminal law), treaty, convention, rule, directive, legislation, ordinance, regulatory code (including, without limitation, statutory instruments, guidance notes, circulars, directives, decisions, rules and regulations) or similar provision having the force of law or an order of any Governmental Entity or any self regulatory organization.

     “Liability” means any actual or potential liability or obligation (including as related to Taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

     “Losses” means any and all losses (including a diminution in value of assets or equity interests), claims, shortages, damages, Liabilities and expenses (including reasonable attorneys’ and accountants’ and other professionals’ fees and litigation expenses and the costs of enforcement of any and all indemnification claims under Article IX), arising from or in connection with any such matter that is the subject of indemnification under Article IX, whether or not foreseeable.

     “Material Adverse Effect” means a material adverse effect on the assets, business or financial condition of the Companies, taken as a whole.

     “Permits” means all permits, licenses, authorizations, filings or registrations, franchises, approvals, certificates (including certificates of need), exemptions, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

     “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

     “Proceedings” means actions, suits, claims, reviews, and investigations and legal, administrative or arbitration proceedings.

     “Tax” or “Taxes” means, with respect to any entity, any Liability for (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Governmental Entity (domestic or foreign) on such entity (if any); and (b) any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

     “Tax Returns” means federal, state, local and foreign returns, reports, statements, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, including any amendment thereof.

     “Working Capital” means the total cash and cash equivalents included in the Purchased Assets minus the Assumed Liabilities.